Exhibit 99.1

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and Treasurer

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Systems Announces Shareholder Meeting to Approve

Creation of Holding Company Structure

Reorganization of Corporate Structure Will Permit Greater Operating Flexibility and

Efficiencies; Special Shareholder Meeting to be Scheduled

FRAMINGHAM, Mass. – September 13, 2004 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, announced today that it has filed a preliminary proxy statement with the Securities and Exchange Commission for purposes of holding a special shareholder meeting. The purpose of the meeting will be to consider a proposal recommended by the board of directors to create a holding company structure for Lifeline through a share exchange.

“We applaud the efforts of Governor Mitt Romney and the Legislature to improve the business climate in Massachusetts,” said Ron Feinstein, president and chief executive officer of Lifeline. “As the Governor observed when he recently signed the bill into law, ‘The Massachusetts Business Corporation Act will make it much simpler to conduct private sector transactions in the Commonwealth.’ We believe this is the right time for Lifeline to pursue the corporate restructuring that we have been contemplating and realize the potential benefits as described in the prospectus/proxy statement that will be mailed to our shareholders.”

“The holding company structure will permit greater flexibility and efficiency in the management and financing of existing operations, future businesses and acquisitions,” said Mark Beucler, Vice President, Finance, Chief Financial Officer and Treasurer of Lifeline.

Pursuant to the share exchange, each outstanding share of Lifeline Systems common stock will be exchanged for one share of common stock of a newly created holding company. Upon completion of the share exchange, each shareholder will have an equity interest in the holding company equal to its interest in Lifeline. The holding company will then change its name to Lifeline Systems, Inc., and the common stock of the holding company will be traded on the NASDAQ National Market under the symbol “LIFE”. Existing shareholders will not be required to exchange their certificates of Lifeline Systems, Inc. stock, as following the share exchange the certificates will represent an equal number of shares of the common stock of the holding company. The current Lifeline Systems entity will become an indirect, wholly owned subsidiary (Lifeline Subsidiary) of the holding company.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of June 30, 2004, the Company supported more than 403,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent living, assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Additional Information and Where to Find It

Lifeline and the proposed holding company, Lifeline Holdings, Inc., have filed a preliminary prospectus/proxy statement with the U.S. Securities and Exchange Commission to register the shares of the holding company’s common stock to be used in the proposed transaction. The final prospectus/proxy statement will be mailed to the shareholders of Lifeline. Investors and security holders of Lifeline are advised to read the prospectus/proxy statement and any other relevant documents filed with the SEC by Lifeline and/or the holding company, when available, because they contain, and will contain, important information about Lifeline, the holding company and the proposed transaction. Investors and security holders may obtain a free copy of the prospectus/proxy statement and any other relevant documents filed with the SEC by Lifeline or the holding company, when available, as well as any amendments or supplements to those documents, at the SEC’s website at www.sec.gov. Free copies of the prospectus/proxy statement and each company’s other filings with the SEC, when available, as well as any amendments or supplements to those documents, also may be obtained from Lifeline. You can request this information by sending a written request to Lifeline, c/o Chief Financial Officer, 111 Lawrence Street, Framingham, MA 01702-8156. In addition, investors and security holders may access copies of the documents filed with the SEC by Lifeline on Lifeline’s website at www.lifelinesys.com.

Lifeline, its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lifeline stockholders in favor of the proposed transaction. A description of the interests of the directors and executive officers of Lifeline is set forth in Lifeline’s proxy statement for its 2004 annual meeting, which was filed with the SEC on April 1, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning the approval of the share exchange by the requisite percentage of shareholders, the ability of the Company to obtain the necessary regulatory approvals and otherwise execute the share exchange, and the potential benefits to the Company of the share exchange, as well as the long-term outlook for the Company’s financial performance and operating results, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk that shareholders will not approve the share exchange, the risk that tax benefits will not be as great as anticipated, the risk of adjustment to Lifeline’s quarterly and annual financial statements upon review or audit, the risk that the Company’s direct marketing competencies will not be successful in generating incremental revenue and profitability, the risk that a decline in Lifeline’s product revenues will not be offset by an increase in service revenues, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.